FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of January 19, 2021, by and between Amundi Asset Management US, Inc., a Delaware corporation (the “Investment Adviser”), solely for those provisions of the Agreement referenced in Section 20(c), each investment company referenced on Exhibit A hereto (each a “Fund”, collectively the “Funds”) on behalf of itself or its respective portfolios as listed on Exhibit A hereto (each, a “Series”), and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”). BNY Mellon and the Investment Adviser (and, if the context requires, the Funds) are collectively referred to as the “Parties” and individually as a “Party”. This Agreement shall be effective on November 1, 2021 or on such other date as the Investment Adviser and BNY Mellon may agree in writing (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund, on behalf of itself or its respective Series, has retained the Investment Adviser to furnish certain advisory and administrative services to the Fund or such Series; and

WHEREAS, the Investment Adviser desires to retain BNY Mellon to provide for each Fund and its respective Series the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” has the meaning set forth in the recitals.

“Authorized Person” shall mean each person, whether or not an officer or an employee of a Fund, duly authorized to execute this Agreement and to give Instructions on behalf of a Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Investment Adviser. From time to time the Investment Adviser may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled, in accordance with the Standard of Care, to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“BNY Mellon TA” shall mean BNY Mellon Investment Servicing (US) Inc.

“Board” shall mean a Fund’s board of directors, board of trustees, general partner or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21(a) below.

“Custody Agreement” shall mean that certain Custody Agreement, dated as of January 19, 2021, by and between BNY Mellon and each of the Funds.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to the Investment Adviser to electronically access information and/or transmit Instructions. If the Investment Adviser elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their affiliates.

“Instructions” shall mean, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, which BNY Mellon reasonably believes to have been transmitted by an Authorized Person in accordance with such testing and authentication procedures as may be agreed to from time to time by the Parties or

(iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that is in accordance with such testing and authentication procedures as may be agreed to from time to time by the Parties.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials and the Funds’ current valuation policy.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances agreed by the Investment Adviser and BNY Mellon, all in such manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person.

“Organizational Documents” shall mean certified copies of a Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, declaration of trust, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Pioneer Fund Agreement” shall mean each of the Agreement, the Custody Agreement and the TA Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of a Fund.

“TA Agreement” shall mean that certain Transfer Agency and Shareholder Services Agreement, dated as of January 19, 2021, by and between BNY Mellon TA and certain of the Funds.

2. Appointment.

The Investment Adviser hereby appoints BNY Mellon to act as sub-administrator under the terms set forth in this Agreement. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3. Representations and Warranties; Covenants.

(a) Each Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

(iii) There is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement; and

(iv) Each person named on Exhibit B hereto is duly authorized by such Fund to be an Authorized Person hereunder.

(b) The Investment Adviser hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by the Investment Adviser in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of the Investment Adviser, enforceable in accordance with its terms;

(iii) There is no statute, regulation, rule, order or judgment binding on it and no provision of organizational documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, which would prohibit its execution or performance of this Agreement;

(iv) The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to the Investment Adviser in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to the Investment Adviser or any affiliate of the Investment Adviser relating to this Agreement have been fully disclosed to the Board of each Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(v) Without limiting the provisions of Section 21 below, the Investment Adviser shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (A) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (B) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY

Mellon (such approval not to be unreasonably conditioned, withheld or delayed), (C) to any other person when required by a court order or legal process, (D) as agreed in writing by BNY Mellon or (E) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Investment Adviser shall instruct its and the Funds’ employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Investment Adviser’s obligations of confidentiality hereunder;

(vi) The Investment Adviser shall, if it is permitted to do so under applicable law, promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Investment Adviser, a Fund, or the Board that are related to this Agreement or that might materially adversely impact the Investment Adviser’s or the Fund’s ability to perform its obligations under any Pioneer Fund Agreement; and

(vii) The Investment Adviser acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Investment Adviser and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Investment Adviser, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way not contemplated by this Agreement without the express written permission of BNY Mellon and the Licensor.

(c) BNY Mellon hereby represents and warrants to the Funds, which representations and warranties shall be deemed to be continuing, that:

(i) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii) This Agreement has been duly authorized, executed and delivered by BNY Mellon in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms; and

(iii) It is in compliance, in all material respects, with anti-money laundering laws and regulations applicable to it in its individual corporate capacity; BNY Mellon is a financial institution subject to the USA PATRIOT Act of 2001, as amended, (the “Patriot Act”) and has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the Patriot Act and the rules and regulations promulgated thereunder; and neither BNY Mellon nor any person or entity controlling, controlled by, or under common control with BNY Mellon or for whom the BNY Mellon is acting as agent or nominee is an organization, person or entity named on the Office of Foreign Assets Control list maintained by the U.S. Treasury Department in its individual corporate capacity.

4. Delivery of Documents.

The Investment Adviser shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon each Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5. Matters Regarding BNY Mellon.

(a) Subject to the direction and control of the Investment Adviser and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b) If BNY Mellon fails to satisfy a critical key performance indicator stated on Exhibit C hereto (“KPI”) for three (3) consecutive months, then in such third month BNY Mellon shall begin to accrue a fee credit with respect to such third (3rd) month as stated in Exhibit C hereto, and if such KPI fails to be satisfied for four (4) consecutive months then BNY Mellon shall continue to accrue a fee credit with respect to such fourth (4th) month as stated in Exhibit C hereto, and if such KPI fails to be satisfied for five (5) consecutive months then BNY

Mellon shall provide a fee credit with respect to the third, fourth and fifth months of such failure as stated in Exhibit C hereto. If BNY Mellon fails to satisfy a KPI for six (6) consecutive months or more then for each such month BNY Mellon shall provide a fee credit as stated in Exhibit C hereto for such month until such month that BNY Mellon satisfies such KPI. Measurements of compliance with the KPIs are determined based on all Funds in the aggregate, and will be initially measured by BNY Mellon and provided to the Investment Adviser for its review, validation and comment. Fee credits shall be allocated pro rata to the affected Series. The foregoing provisions of this Section 5(b) shall not apply with respect to the first four (4) full months following the Effective Date. The Parties agree to review and periodically update the KPIs on Exhibit C in good faith.

For clarification: (i) BNY Mellon’s failure to satisfy a KPI or other service standard on account of circumstances or events for which BNY Mellon is not responsible under this Agreement (such as but not limited to force majeure events or errors of data vendors) shall not be considered failed KPIs, (ii) failure to satisfy a KPI is not evidence of a violation of the Standard of Care, and (iii) KPIs and performance against KPIs shall be BNY Mellon’s Confidential Information.

(c) In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel necessary to provide its services hereunder.

(d) BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of a Fund or any other person, and the Investment Adviser acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on behalf of the Funds, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the Investment Adviser and BNY Mellon expressly agree in writing to any such increase in the scope of services. The Parties agree that any new fees and/or expenses to be charged to the Investment Adviser that are related to any changes to the services required by any new or revised regulatory or other requirements shall be agreed upon in advance and represent, where appropriate, a reasonable allocation of fees and/or expenses in relation to those charged by BNY Mellon to its other clients.

(e) The Investment Adviser shall, with respect to each Fund, cooperate with BNY Mellon and provide to BNY Mellon, and each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers (except if any such service provider is BNY Mellon or a BNY Mellon Affiliate) to cooperate with BNY Mellon and to provide BNY Mellon, upon its reasonable request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which, in the opinion of BNY Mellon, is reasonably necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder and subject to its Standard of Care, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Investment Adviser to provide any information, documents or advice, or the failure of any Fund to cause any information, documents or advice to be provided, to BNY Mellon as provided herein and shall, subject to the Standard of Care, be held harmless by the Investment Adviser and the applicable Fund when acting in reliance upon such information, documents or advice relating to that Fund. All fees or costs charged by such persons shall be borne by the appropriate Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by a Fund, or by any affiliate of such Fund or by any other third party service provider to such Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a pricing source approved by the Funds, data vendor or other market utility, and which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information (other than the initial controls and tolerance verification steps referred to below).

(f) Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(g) The Investment Adviser or the Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Investment Adviser shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value or the appropriate tax accrual rate to be applied and to be used by BNY Mellon to calculate such amount. The Investment Adviser or the Fund shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Investment Adviser that (i) the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Investment Adviser, on behalf of a Fund, or the Fund directs BNY Mellon to utilize, or (ii) BNY Mellon in its reasonable judgment deems such bid, offer or market values provided by a security pricing or similar service utilized, or subscribed to, by BNY Mellon at the direction of the Investment Adviser or the Fund to be unreliable at the time such information is required for calculations hereunder. At any time and from time to time, the Investment Adviser, on behalf of a Fund, also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall maintain such securities pricing or similar services that are Board approved as of the date of this Agreement or are subsequently mutually agreed upon in advance by BNY Mellon and Investment Adviser for the applicable Fund. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Fund. Notwithstanding the foregoing, BNY Mellon shall provide an initial control over the reliability of the pricing information received from pricing sources by reviewing reports generated from its automated price flagging systems and performing other tolerance verification steps as mutually agreed upon from time to time between the Parties.

(h) BNY Mellon may apply to an Authorized Person for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for any Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in accordance with such Instructions provided that such action is taken or omitted to be taken by it in accordance with its Standard of Care. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless (i) prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted or (ii) such action is not taken or is omitted to be taken in accordance with the Standard of Care.

(i) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) each Fund, consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of each Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund, the Funds or the Investment Adviser. Each Fund confirms that it is authorized to consent to the foregoing.

(j) [Intentionally Omitted.]

(k) Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Investment Adviser or an Authorized Person, in accordance with U.S. tax laws and regulations.

(l) BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(m) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it on behalf of the Investment Adviser or a Fund and, other than applying BNY Mellon’s standard tolerance checks (as referenced in Section 5(g)) and acting in accordance with its Standard of Care, shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of a Fund’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Investment Adviser directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information (provided that BNY Mellon will apply its standard tolerance checks as referenced in Section 5(g)). Without limiting the generality of the foregoing and subject to the initial control over the reliability of pricing information received from securities pricing vendors described at Section 5(g) above, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (m) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(n) BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(o) So long as it acts in accordance with the Standard of Care, BNY Mellon shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including, without limitation, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. BNY Mellon will promptly notify the Investment Adviser and the Fund upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect. For the avoidance of doubt, the occurrence of any such event will not relieve BNY Mellon of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 5(p), Section 5(q) and Article XI of Exhibit D. In the event that the Investment Adviser reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Investment Adviser may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Investment Adviser’s or the Funds’ expense, contracting with another service provider to provide such services during such period and/or engaging the Investment Advisor or an affiliate of the Investment Advisor to perform such services during such period; provided, that the Investment Adviser shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Investment Adviser reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Funds shall pay for, such services when BNY Mellon resumes providing them, unless the Investment Adviser has terminated this Agreement pursuant to the terms of Section 12(c). Notwithstanding anything set forth in this Section 5(o), (i) in no event shall the Funds be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section 5(o), and (ii) the Funds shall have no responsibility to pay BNY Mellon for services temporarily performed by the Investment Advisor or a third party service provider. BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(p) BNY Mellon shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Investment Adviser or any Fund, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(q) BNY Mellon shall, in accordance with the Standard of Care, establish, implement, maintain and periodically test systems, plans and procedures relating to data and cyber security, data privacy, disaster recovery and business continuity with respect to the services provided pursuant to this Agreement.

6. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of such Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7. Portfolio Compliance Services.

(a) BNY Mellon shall provide each Fund with the portfolio compliance services referred to on Schedule I, such services to be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Investment Adviser and as mutually agreed between BNY Mellon and the Investment Adviser, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Investment Adviser. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b) The Investment Adviser will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within twenty (20) days of its receipt.

8. Rule 38a-1 and Regulatory Administration Services. [Intentionally Omitted.]

9. Standard of Care; Indemnification.

(a) In performing its obligations under this Agreement, BNY Mellon will exercise the standard of care and diligence that a prudent professional administrator responsible for providing administrative, compliance, valuation and computation services to registered investment companies would observe in these affairs and shall act without bad faith, negligence or willful misconduct (the “Standard of Care”), and except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Investment Adviser or a Fund, except those costs, expenses, damages, liabilities or claims to the extent arising out of BNY Mellon’s or any BNY Mellon Affiliate’s failure to satisfy the Standard of Care. For avoidance of doubt, BNY Mellon’s refusal to provide services as described in this Agreement (including in Schedule I), or material failure to perform its obligations undertaken pursuant to this Agreement in a manner that a prudent professional administrator responsible for providing administrative, compliance, valuation and computation services to registered investment companies would perform such obligations, shall be considered a failure to satisfy the Standard of Care. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Investment Adviser, any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Investment Adviser or a Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of BNY Mellon’s or any BNY Mellon Affiliate’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(b) Subject to the limitations on liability and responsibility set forth in this Agreement with respect to the Funds, the Investment Adviser shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Investment Adviser), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action or omission not arising out of BNY Mellon’s or a BNY Mellon Affiliate’s failure to satisfy the Standard of Care. This indemnity shall be a continuing obligation of the Investment Adviser, its successors and assigns, notwithstanding the termination of this Agreement with respect to any Fund.

(c) Subject to the limitations on liability and responsibility set forth in this Agreement with respect to BNY Mellon, BNY Mellon shall indemnify and hold harmless the Investment Adviser and the Funds from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by BNY Mellon), and reasonable attorneys’ fees relating thereto, which are sustained or incurred or which may be asserted against the Investment Adviser or any Fund, to the extent arising out of BNY Mellon’s or a BNY Mellon Affiliate’s failure to satisfy the Standard of Care. This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.

(d) Upon the occurrence of any event arising out of the services provided by BNY Mellon under this Agreement that causes or may cause any cost, expense, damage, liability or claim to or against the Investment Adviser or any Fund, BNY Mellon shall promptly notify the Investment Adviser of the occurrence of such event and use commercially reasonable efforts to attempt to mitigate the detrimental effects of such event and limit or avoid continuing harm to the Investment Adviser or such Fund. Upon the occurrence of any event that causes or may cause any cost, expense, damage, liability or claim to or against BNY Mellon, the Investment Adviser shall promptly notify BNY Mellon of the occurrence of such event and use commercially reasonable efforts to attempt to mitigate the detrimental effects of such event and limit or avoid continuing harm to BNY Mellon.

(e) BNY Mellon will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY Mellon may deem appropriate, in each case in a commercially reasonable amount deemed by BNY Mellon to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber-liability insurance coverage deemed by BNY Mellon to be appropriate. BNY Mellon agrees to provide the Investment Adviser with certificates of insurance and summaries of its applicable insurance coverage, in a format standard for the insurance industry, and agrees to provide updated summaries monthly or as requested by the Investment Adviser.

(f) In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the Party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

10. Compensation.

For the services provided hereunder, each Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by such Fund, the Investment Adviser and BNY Mellon from time to time and such reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. Each Fund authorizes BNY Mellon to debit such Fund’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to each Fund invoices for services rendered at least two (2) business days prior to debiting such Fund’s custody account. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials and its current valuation policy.

11. Records; Visits.

(a) The books and records pertaining to each Fund and such Fund’s Series which are in the possession or under the control of BNY Mellon shall be the property of the Fund. The Investment Adviser, the Fund, the independent public accountants of the Fund, Authorized Persons and employees and agents of the SEC shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Investment Adviser, on behalf of a Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund, the Investment Adviser, the independent public accountants of the Fund, an Authorized Person and/or employees and agents of the SEC, at the Fund’s expense.

(b) BNY Mellon shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

(c) BNY Mellon shall preserve for each Fund the books and records required to be maintained under this Agreement for the period(s) required by (i) the 1940 Act and the Commodities Exchange Act, as applicable, and (ii) any court order, regulatory action or subpoena communicated to BNY Mellon by the Investment Adviser on behalf of such Fund.

(d) All such books and records shall be maintained in a form reasonably acceptable to the Investment Adviser, and shall be reasonably arranged and indexed by BNY Mellon in a manner that permits reasonably prompt location, access and retrieval of any particular record. BNY Mellon shall not destroy any files, records or documents created or maintained by BNY Mellon pursuant to this Agreement except in accordance with its record retention policy as communicated to the Investment Adviser from time to time or if such destruction is authorized by the Investment Adviser by means of Instructions. Upon the Investment Adviser’s request, but subject to BNY Mellon’s records retention, archival, and similar protocols, BNY Mellon shall at the Fund’s expense promptly provide to the Investment Adviser all books and records of a Fund maintained by BNY Mellon pursuant to this Agreement in the format reasonably specified by the Investment Adviser. Notwithstanding the above, if the format specified by the Investment Adviser on behalf of a Fund is not a format BNY Mellon utilizes to maintain the books and records, the Fund shall pay the expenses reasonably incurred by BNY Mellon in converting such books and records to the requested format.

12. Term of Agreement.

(a) This Agreement shall commence on the Effective Date and, unless terminated pursuant to its terms, shall continue in effect until 11:59 PM (Eastern time) on the date which is the fifth (5th) anniversary of the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b) This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Investment Adviser on behalf of a particular Fund or BNY Mellon gives written notice to the other Party of its intent not to renew and such notice is received by the other Party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Fund at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

(c) Notwithstanding Sections 12(a) and (b), if the Investment Adviser or BNY Mellon materially breaches this Agreement (a “Defaulting Party”), the other Party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Investment Adviser (if BNY Mellon is the Defaulting Party), may terminate this Agreement by giving at least one hundred twenty (120) days’ written notice of termination to BNY Mellon, or BNY Mellon (if the Investment Adviser is the Defaulting Party), may terminate this Agreement by giving at least one hundred twenty (120) days’ written notice of such termination to the Investment Adviser (if the Investment Adviser or Fund(s) are the Defaulting Party). If any such notice is provided by the Investment Adviser or by BNY Mellon (a “Breach Termination Notice”), this Agreement shall terminate as of 11:59 PM (Eastern time) on the one hundred twentieth (120th) day following the date the Breach Termination Notice is given by the Non-Defaulting Party, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

In addition, if BNY Mellon fails to meet the service standards in any one service category designated as a “Critical Key Performance Indicator” or “Critical KPI” on Exhibit C for (i) a period of four (4) consecutive months or (ii) any six (6) months in a twelve (12) month period, the Investment Adviser, upon evaluating BNY Mellon’s performance in accordance with such service standards, may terminate this Agreement prior to the end of the Initial Term or then-current Renewal Term. Such termination described in this Section 12(c) shall not be considered an Early Termination as defined at Section 12(d) below, but shall instead be subject to the default termination and notice procedures under this Section 12(c).

(d) If the Investment Adviser gives notice to BNY Mellon terminating this Agreement on behalf of a particular Fund or terminating it as the provider of any of the services hereunder, except for a termination by the Investment Adviser on behalf of a Fund pursuant to Section 12(c) above or Section 12(e)(ii) or (iii), Section 12(f) or Section 14(b)(i) below, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:

(i) The “Early Termination Fee” shall be an amount equal to all fees and other amounts calculated as if BNY Mellon were to provide all services hereunder to Investment Adviser on behalf of the Fund until, as appropriate, (I) if the Early Termination is during the Initial Term, the earlier of the first anniversary of the date of the Early Termination and the expiration of the Initial Term or (II) if the Early Termination is during a Renewal Term, the expiration of such Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon from the Fund under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder). Any Early Termination Fee payable by a Fund hereunder shall be paid by such Fund no later than thirty (30) days after the date of such Early Termination and before any conversion of Fund records and accounts to a successor service provider after the date of such Early Termination.

(ii) The Investment Adviser and each Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iii) If the Investment Adviser on behalf of a Fund gives notice of Early Termination (or an Early Termination without such notice otherwise occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(iv) If (A) a Fund (or Funds) representing five percent (5%) or more of the assets serviced by BNY Mellon under this Agreement (“Assets Under Management”) as of the beginning of any individual contract year of the Initial Term or any Renewal Term are removed from the coverage of this Agreement during such individual contract year of the Initial Term or any Renewal Term or (B) a Fund (or Funds) representing fifteen percent (15%) or more of Assets Under Management as of the first day of the Initial Term or the first day of any Renewal

Term are removed from the coverage of this Agreement during the Initial Term or such Renewal Term, as applicable, except, in either case, for a termination by the Investment Adviser on behalf of a Fund pursuant to Section 12(c) above or Section 12(f) below, and, in either case, are subsequently serviced by another service provider with respect to the services provided by BNY Mellon hereunder (including the Fund or an affiliate of the Fund), the Investment Adviser on behalf of such Fund or Funds will be deemed to have caused an Early Termination with respect to such Fund or Funds as of the first day on which the event described in clause (A) or clause (B) above has occurred and each such Fund shall owe BNY Mellon an Early Termination Fee. Further, if a Fund (or Funds) representing thirty percent (30%) or more of the Assets Under Management as of the first day of the Initial Term or the first day of any Renewal Term are removed from the coverage of this Agreement during the Initial Term or such Renewal Term, as applicable, except for a termination by the Investment Adviser on behalf of a Fund pursuant to Section 12(c) above or Section 12(f) below, and subsequently serviced by another service provider with respect to the services provided by BNY Mellon hereunder (including the Fund or an affiliate of the Fund), BNY Mellon shall be permitted to terminate this Agreement as to all Funds upon ninety (90) days’ advance written notice, provided that no Early Termination Fee shall be owed by the Funds for which BNY Mellon is providing services under this Agreement prior to such termination by BNY Mellon.

(v) For clarification, a merger, reorganization or consolidation of a Fund with another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, or the sale by a Fund of all, or substantially all of, its assets to another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, or the liquidation or dissolution of a Fund and the distribution of such Fund’s assets, shall not be considered an Early Termination subject to this Section 12(d).

(e)

(i) If the Funds acting collectively, or Funds representing a majority of the Assets Under Management or Funds serviced under another Pioneer Fund Agreement at such time, as applicable, terminate or cause the termination of such other Pioneer Fund Agreement with respect to such Assets Under Management or Funds, other than pursuant to default termination provisions comparable to Section 12(c) or Section 12(f) of this Agreement of such other Pioneer Fund Agreement, BNY Mellon shall have the option, exercisable after receiving notice or knowledge of the termination event until ninety (90) days following the termination date of the relevant Pioneer Fund Agreement, to terminate this Agreement with respect to all Funds. The “termination date” for purposes of the foregoing sentence means the date that BNY Mellon or BNY Mellon TA, as applicable, ceases to be entitled to fees for services rendered under the applicable Pioneer Fund Agreement. No Early Termination Fee shall be owed by any of the Funds upon the termination of this Agreement pursuant to this Section 12(e)(i). BNY Mellon may exercise the right provided for in this Section 12(e)(i) by giving written notice to the Investment Adviser, referencing this Section 12(e)(i) and designating a termination date not less than ninety (90) days following the date such notice is given to the Investment Adviser. BNY Mellon may terminate the services provided hereunder at any time after such termination date except to the extent services continue in conjunction with the transfer of the Funds’ books and records to a successor service provider pursuant to Section 12(g) below.

(ii) For avoidance of doubt, to the extent BNY Mellon or BNY Mellon TA, as applicable, exercises an early termination right under another Pioneer Fund Agreement (other than a termination upon default by BNY Mellon or BNY Mellon TA), pursuant to which early termination BNY Mellon or BNY Mellon TA will cease to provide the principal services described under the applicable Pioneer Fund Agreement to a majority of the Funds or the Assets Under Management, as applicable, serviced under such Pioneer Fund Agreement, the Investment Adviser shall have the option, exercisable after receiving notice or knowledge of the termination event until ninety (90) days following the termination date of the relevant Pioneer Fund Agreement, to terminate this Agreement with respect to all Funds. No Early Termination Fee shall be owed by any of the Funds upon the termination of this Agreement pursuant to this Section 12(e)(ii). The Investment Adviser may exercise the right provided for in this Section 12(e)(ii) by giving written notice to BNY Mellon, referencing this Section 12(e)(ii) and designating a termination date not less than ninety (90) days following the date such notice is given to BNY Mellon.

(iii) If BNY Mellon or BNY Mellon TA, as applicable, assigns or transfers another Pioneer Fund Agreement to a non-BNY Mellon Affiliate without the consent of the effected Fund or Funds serviced under such Pioneer Fund Agreement, the Investment Adviser shall have the option, exercisable for ninety (90) days after receiving notice or knowledge of such assignment or transfer of such Pioneer Fund Agreement (or such longer period as may be mutually agreed by the parties), to terminate this Agreement with respect to all Funds. No Early Termination Fee shall be owed by any of the Funds upon the termination of this Agreement pursuant to this Section 12(e)(iii). The Investment Adviser may exercise the right provided for in this Section 12(e)(iii) by giving written notice to BNY Mellon, referencing this Section 12(e)(iii) and designating a termination date not less than ninety (90) days following the date such notice is given to BNY Mellon.

(f) Notwithstanding any other provision of this Agreement, BNY Mellon or the Investment Adviser, on behalf of the Funds, may in its sole discretion terminate this Agreement immediately (and, in the case of BNY Mellon, with respect to a particular Fund) by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party (the other Party with respect to BNY Mellon shall mean, for purposes of this Section 12(f), either the Investment Adviser or a particular Fund) commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such other Party any such case or proceeding; (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property or there is commenced against such other Party any such case or proceeding; (iii) the other Party makes a general assignment for the benefit of creditors; or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon or the Investment Adviser may exercise its termination right under this Section 12(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon or the Investment Adviser of its termination right under this Section 12(f) shall be without any prejudice to any other remedies or rights available to BNY Mellon or the Investment Adviser and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(f) shall be considered given and effective when given, not when received.

(g) Notwithstanding any provision of this Section 12 to the contrary, in the event that this Agreement is terminated in its entirety (except for termination by BNY Mellon pursuant to Section 12(c) or Section 12(f)), the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year or for such shorter period of time as the Parties mutually agree is necessary for BNY Mellon to transfer the books and records pertaining to the Fund or Funds and each such Fund’s Series which are in BNY Mellon’s possession or control to a successor service provider (the “Transition Period”); provided, that during any such Transition Period, BNY Mellon will be entitled to compensation for its services pursuant to Section 10 and the provisions of this Agreement relating to the duties and obligations of BNY Mellon will remain in full force and effect.

13. Amendment; New Funds; and New Series.

(a) This Agreement may not be amended, changed or modified in any manner except by a written agreement duly executed by BNY Mellon, the Investment Adviser and the Fund to be bound thereby.

(b) Notwithstanding Section 13(a), additional Funds (each, a “New Fund”) may from time to time become parties to this Agreement by (i) delivery to BNY Mellon of (A) an instrument of adherence agreeing to become bound by and party to this Agreement executed by any such New Fund on behalf of itself or each of its Series and (B) an amended and restated Exhibit A setting forth the appropriate information as to such New Fund and its Series and (ii) following BNY Mellon’s receipt of the foregoing, BNY Mellon’s agreement, subject to satisfactory completion of its customary due diligence procedures, in writing to the addition of such New Fund and its Series to this Agreement, which agreement shall not be unreasonably withheld, delayed or conditioned, it being understood that BNY Mellon shall not be deemed to be unreasonable in the event that (I) BNY Mellon’s ability to provide services hereunder to the New Fund or its Series is restricted by regulatory requirements or (II) BNY Mellon does not offer services to clients regarding the relevant type of fund, portfolio, or assets.

(c) Notwithstanding Section 13(a), additional Series of existing Funds (each, a “New Series”) may from time to time be added to the list of Series serviced under this Agreement by (i) delivery to BNY Mellon of (A) an instrument of adherence agreeing to become bound by and party to this Agreement executed by the relevant Fund on behalf its New Series and (B) an amended and restated Exhibit A setting forth the appropriate information as to such New Series and (ii) following BNY Mellon’s receipt of the foregoing, BNY Mellon’s agreement, subject to satisfactory completion of its customary due diligence procedures, in writing to the addition of such New Series, which agreement shall not be unreasonably withheld, delayed or conditioned, it being understood that BNY Mellon shall not be deemed to be unreasonable in the event that (I) BNY Mellon’s ability to provide services hereunder to the New Series is restricted by regulatory requirements or (II) BNY Mellon does not generally offer services to clients regarding the particular type of portfolio or assets.

14. Assignment; Subcontracting.

(a) This Agreement shall extend to and shall be binding upon the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Investment Adviser or the Investment Adviser on behalf of any Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Investment Adviser on behalf of the affected Fund. For the avoidance of doubt, (i) this Section 14(a) shall not apply to the merger, reorganization or consolidation of a Fund with another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, the sale by a Fund of all, or substantially all of, its assets to another entity to which BNY Mellon provides administrative, compliance, valuation or computation services or similar services, or the liquidation or dissolution of a Fund and the distribution of such Fund’s assets, and (ii) without limiting the provisions of the first sentence of this Section 14(a), BNY Mellon shall have no right to prevent the merger, reorganization or consolidation of a Fund with another entity.

(b) Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale or transfer of a majority or more of its assets, equity interests or voting control, provided that (A) BNY Mellon gives the Investment Adviser at least ninety (90) days’ prior written notice (or such shorter notice as may be commercially practicable under the circumstances, as determined by BNY Mellon in good faith) of such assignment or transfer, (B) such assignment or transfer, in any such case, does not impair the provision of services under this Agreement in any material respect in the reasonable discretion of the Investment Adviser, (C) in the reasonable discretion of the Investment Adviser, the assignee or transferee has adequate financial strength and other resources, and (D) the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon, provided further, that if BNY Mellon assigns or transfers this Agreement pursuant to this Section 14(b)(i) to a non-BNY Mellon Affiliate without the written consent of the Investment Adviser on behalf of the Funds, the Investment Adviser, on behalf of the Funds, shall have the option, exercisable for ninety (90) days after receiving written notice such assignment or transfer (or for such longer period as may be mutually agreed by the parties), to terminate this Agreement with respect to the Funds, and no Early Termination Fee shall be owed by Investment Adviser on behalf of any of the Funds upon termination pursuant to this Section 14(b)(i); (ii) the Investment Adviser may assign or transfer this Agreement to any affiliate of the Investment Adviser or transfer this Agreement in connection with the sale of a majority or more of its assets, equity interests or voting control, provided that (A) the Investment Adviser gives BNY Mellon at least ninety (90) days’ prior written notice (or such shorter notice as may be commercially practicable under the circumstances, as determined by the Investment Adviser in good faith) of such assignment or transfer, (B) such assignment or transfer, in any such case, does not impair the Investment Adviser’s ability to comply with its obligations under this Agreement in any material respect in the reasonable discretion of BNY Mellon, (C) in the reasonable discretion of BNY Mellon, the assignee or transferee has adequate financial strength and other resources, and (D) the assignee or transferee agrees to be bound by all terms of this Agreement in the place of the Investment Adviser, (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate or unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement, provided that (A) any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its responsibilities or liabilities hereunder, and (B) BNY Mellon shall be responsible for the actions or omissions of such entities to the same extent BNY Mellon is responsible for its own actions and omissions under this Agreement; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Investment Adviser on behalf of a Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Investment Adviser is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services. BNY Mellon shall notify the Investment Adviser promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon; provided that such information is publicly available information and that BNY Mellon makes such information available to its clients generally.

(c) As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the applicable Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

(d) BNY Mellon shall give the Funds at least thirty (30) days’ prior written reasonably detailed notice of any entity BNY Mellon subcontracts with, hires, engages or otherwise outsources to as contemplated in Section 14(b)(iii) or (iv) above (and if not the United States the jurisdiction from which such entity provides services to BNY Mellon with respect to this Agreement), except with respect to the subcontracting or outsourcing of the following services, which shall require at least sixty (60) days’ prior written reasonably detailed notice: (i) any shareholder facing communications involving telephonic or email communications, (ii) any other direct communication with shareholders or the public that would disclose a non-U.S. servicing source to the shareholder or prospective shareholder, or (iii) a process for producing shareholder reports or the calculation of the Net Asset Value where there is not a substantive review and verification of key information, formatting and calculations by BNY Mellon’s personnel in the U.S. (all such notifications subject to applicable law or good faith agreement).

15. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles thereof. Each Fund hereby consents to the jurisdiction of a state or federal court situated in the City of Boston, Massachusetts in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16. Severability; Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, provided that BNY Mellon and the Investment Adviser acknowledge and agree that each Fund shall be a beneficiary of the representations, warranties, indemnities, covenants, agreements and undertakings of BNY Mellon and the Investment Adviser under this Agreement. No Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund. BNY Mellon shall not be responsible for any costs or fees charged to a Fund or an affiliate of a Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17. No Waiver.

Each and every right granted to BNY Mellon or any of the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or any Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or any Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Investment Adviser, at

Amundi Asset Management US, Inc.

60 State Street

Boston, MA 02109

Attention: President

if to a Fund, at

Pioneer Funds

c/o Amundi Asset Management US, Inc.

60 State Street

Boston, MA 02109

Attention: President

with a copy in each case to:

Amundi Asset Management US, Inc.

60 State Street

Boston, Massachusetts 02109

Attention: Legal Department

if to BNY Mellon, at

BNY Mellon

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

BNY Mellon

225 Liberty Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument. All headings in this Agreement are for reference purposes only and not intended to affect in any way the interpretation or meaning of this Agreement.

20. Several Obligations; Limitation on Fund Liabilities.

(a) The Parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

(b) The obligations of each Fund hereunder shall be limited in all cases to the assets of such Fund or its Series, as applicable, and BNY Mellon will not seek satisfaction of any such obligations from the officers, trustees, directors, or shareholders of any such Fund or Series. This Agreement is executed on behalf of each Fund by an officer or trustee of such Fund in his or her capacity as an officer or trustee of the Fund and not individually, and the obligations arising out of this Agreement are not binding on any Fund’s trustees, officers, directors or shareholders individually, but are binding only upon the assets or property of the Fund or its applicable Series.

(c) This Agreement is an agreement entered into among BNY Mellon, the Investment Adviser and, solely for the purposes of Sections 3(a), 5, 6, 9(c), 10, 11, 12, 13, 15, 16, 21 of this Agreement and this Section 20, each Fund, with respect to each of the Fund’s Series, as applicable. With respect to any obligation of a Fund on behalf of any Series arising out of this Agreement, BNY Mellon will seek payment or satisfaction of such obligation solely from the assets of the Series to which such obligation relates with the same effect as if BNY Mellon had separately contracted with each Fund by separate written instrument with respect to each Series.

21. Confidentiality.

(a) BNY Mellon shall keep confidential any information relating to the Investment Adviser’s or a Fund’s business and the Investment Adviser and each Fund shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected Party. Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Investment Adviser, a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Investment Adviser, a Fund or BNY Mellon a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (A) is already known to the receiving Party at the time it is obtained; (B) is or becomes publicly known or available through no wrongful act of the receiving Party; (C) is rightfully received from a third party who, to the best of the receiving Party’s knowledge, is not under a duty of confidentiality; (D) is released by the protected Party to a third party without restriction; (E) is requested or required to be disclosed by the receiving Party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (F) is relevant to the defense of any claim or cause of action asserted against the receiving Party; (G) is released in connection with the provision of services under this Agreement; or (H) has been or is independently developed or obtained by the receiving Party. The Parties acknowledge that the existence and the terms of this Agreement may be publicly disclosed by the Funds pursuant to applicable law. Except as otherwise provided in this Agreement, nothing herein is intended to transfer ownership of the Investment Adviser’s or the Funds’ Confidential Information to BNY Mellon. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 21 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(b) Without limiting the generality of the preceding paragraph (a), BNY Mellon acknowledges and agrees that the Funds are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in Section 21(a) hereof and solely for the purposes of the performance of accounting and administration services hereunder, that any unauthorized disclosure or misuse of such information (including by BNY Mellon or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to and use of any and all such information shall be restricted as described in Section 21(a) and Section 5(i), and that BNY Mellon shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such confidential information.

(c) The parties acknowledge and agree that any breach of Section 21(a) hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 21(a) hereof, the non-breaching Party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 21(a) hereof.

(d) Without limiting the foregoing, BNY Mellon will implement the Information Security Program attached hereto as Exhibit D and will maintain and periodically test such Information Security Program in accordance with Exhibit D and the Standard of Care.

22. Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Investment Adviser shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees who have provided services to the Investment Adviser pursuant to this Agreement at any time during its term, and the Investment Adviser shall cause any affiliates of the Investment Adviser to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any such BNY Mellon employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Investment Adviser or an affiliate of the Investment Adviser if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

23. Disclosure of Certain Regulatory Matters.

At the request of the Investment Adviser (which request shall be made by the Investment Adviser not more than once annually), and provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and a governmental authority with jurisdiction over BNY Mellon, BNY Mellon will make available to the Investment Adviser publicly available information which BNY Mellon makes available to its clients generally regarding a criminal or regulatory investigation of BNY Mellon with respect to a violation by BNY Mellon of Securities Laws, the U.S. Bank Secrecy Act, the Patriot Act, or a failure of BNY Mellon to have sufficient policies or procedures relating to compliance with applicable law (collectively, “Regulatory Matters”). In addition, provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and a governmental authority with jurisdiction over BNY Mellon, BNY Mellon will make available to the Investment Adviser publicly available information regarding a Regulatory Matter which would reasonably be expected to have a material adverse impact on BNY Mellon’s performance of services to the Investment Adviser or the Funds under this Agreement as promptly as reasonably practicable under the circumstances. In each case, the Investment Adviser acknowledges and agrees that BNY Mellon’s failure to make any such information available to the Investment Adviser shall not be deemed to be a breach of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the date first written above.

AMUNDI ASSET MANAGEMENT US, INC.

By:	/s/ Lisa M. Jones
Name: Lisa M. Jones
Title: President and Chief Executive Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Jordan
Name: Robert Jordan
Title: Director

Solely for purposes of Sections 3(a), 5, 6, 9(c), 10, 11, 12, 13, 15, 16, 20 and 21 of the Agreement:

Each Fund listed on Exhibit A hereto, on behalf of the Series named therein

By:	/s/ Lisa M. Jones
Name: Lisa M. Jones
Title: President and Chief Executive Officer

EXHIBIT A

List of Funds/Series

(Dated: January 19, 2021)

Pioneer Asset Allocation Trust:

Pioneer Solutions - Balanced Fund

Pioneer Bond Fund

Pioneer Core Trust I:

Pioneer High Income Municipal Portfolio

Pioneer Diversified High Income Trust

Pioneer Equity Income Fund

Pioneer Floating Rate Trust

Pioneer Fund

Pioneer High Income Trust

Pioneer High Yield Fund

Pioneer ILS Interval Fund

Pioneer ILS Bridge Fund

Pioneer Mid Cap Value Fund

Pioneer Money Market Trust:

Pioneer U.S. Government Money Market Fund

Pioneer Municipal High Income Trust

Pioneer Municipal High Income Advantage Trust

Pioneer Real Estate Shares

Pioneer Securitized Income Fund

Pioneer Series Trust II:

Pioneer AMT-Free Municipal Fund

Pioneer Select Mid Cap Growth Fund

Pioneer Series Trust III:

Pioneer Disciplined Value Fund

Pioneer Series Trust IV:

Pioneer Balanced ESG Fund

Pioneer Multi-Asset Income Fund

Pioneer Series Trust V:

Pioneer Global Equity Fund

Pioneer High Income Municipal Fund

Pioneer Series Trust VI:

Pioneer Floating Rate Fund

Pioneer Flexible Opportunities Fund

Flexible Opportunities Commodity Fund Ltd.

Pioneer Series Trust VII:

Pioneer Global High Yield Fund

Pioneer Series Trust VIII:

Pioneer International Equity Fund

Pioneer Series Trust X:

Pioneer Corporate High Yield Fund

Pioneer Fundamental Growth Fund

Pioneer Multi-Asset Ultrashort Income Fund

Pioneer Series Trust XI:

Pioneer Core Equity Fund

Pioneer Series Trust XII:

Pioneer Disciplined Growth Fund

Pioneer MAP - High Income Municipal Fund

Pioneer Short Term Income Fund

Pioneer Series Trust XIV:

Pioneer Emerging Markets Equity Fund

Pioneer Global Sustainable Growth Fund

Pioneer Global Sustainable Value Fund

Pioneer Intrinsic Value Fund

Pioneer Strategic Income Fund

Pioneer Variable Contracts Trust:

Pioneer Bond VCT Portfolio

Pioneer Equity Income VCT Portfolio

Pioneer Fund VCT Portfolio

Pioneer High Yield VCT Portfolio

Pioneer Mid Cap Value VCT Portfolio

Pioneer Real Estate Shares VCT Portfolio

Pioneer Select Mid Cap Growth VCT Portfolio

Pioneer Strategic Income VCT Portfolio

EXHIBIT B

I, [Name], of Amundi Asset Management US. Inc., a Delaware corporation (the “Investment Adviser”), do hereby certify that the following individuals have been authorized by the Boards of the Funds to provide instructions on each Fund’s behalf, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of January 19, 2021, between and the Investment Adviser and The Bank of New York Mellon.

Name	Position	Signature

EXHIBIT C

[Omitted]

EXHIBIT D

Information Security Program

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I. Information Security Program Overview.

A. During the term of the Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality, availability and integrity of the Fund’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Fund or its customers, and (iv) provide for secure disposal of Customer Data.

B. BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this Exhibit is intended to provide.

II. Security Incident Response and Notice.

A. BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B. In the event of a declared Security Incident, BNY Mellon will (i) promptly notify the Fund, (ii) provide updates to the Fund regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C. “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

III. Governance.

A. BNY Mellon shall, no more than once in a 12 month period, (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to the Fund, which the Fund may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of BNY Mellon systems used to provide the services and provide the Fund confirmation of such testing, upon request and (iii) participate in the Fund’s reasonable information security due diligence questionnaire process, upon request.

B. BNY Mellon shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel: (i) meet with the Fund’s subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon’s premises except as mutually agreed in writing; and (ii) permit access to a BNY Mellon data center used to process Customer Data and provide the services by no more than three Fund representatives, including employees of a regulatory or supervisory authority of the Fund that is also a regulatory or supervisory authority of BNY Mellon, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls. Notwithstanding any provision in the Agreement to the contrary, the Fund shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, without BNY Mellon’s prior written consent.

IV. Network and Communications Security.

A. Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the services, and will review and update such inventory in accordance with the ISP.

B. Change Management. BNY Mellon shall require that changes to its network or software used to provide the services are tested and applied pursuant to a documented change management process.

C. Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

D. Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the services will be segregated from pre-production regions and BNY Mellon’s internal segment.

E. Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

F. Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services.

G. Communications. BNY Mellon will protect electronic communications used in the provision of services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V. Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI. Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the services as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII. Data Security.

A. Identity Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B. Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services.

C. Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the services.

D. Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E. Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the services. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F. Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G. Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII. Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the services, subject to applicable laws, and require its personnel involved in the provision of services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX. Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X. Subcontracting. BNY will not subcontract any of its rights or obligations hereunder to any third party except in accordance with Section 14(b) of the Agreement. BNY Mellon will implement a third party governance program designed to provide oversight over any such third parties used to provide the services (“Subcontractors”).

XI. BCP/DR.

A. BNY Mellon will implement business continuity and disaster recovery plans (“DR Plans”) designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services. Such business approved plans shall cover the facilities, systems, applications and employees that are critical to the provision of the services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

B. Summaries of BNY Mellon’s DR Plans pertinent to the services provided under the Agreement, which shall address BNY Mellon’s ability to render services under the Agreement during and after a significant business disruption, including the availability to BNY Mellon of back-up services and redundancies will be provided to the Funds upon written request. BNY Mellon reserves the right to edit or update its DR Plans as needed from time to time, without notice, so long as the changes do not materially compromise BNY Mellon’s ability to maintain services in accordance with the Agreement.

C. Upon written request of the Funds (not more frequently than annually), BNY Mellon agrees to report to the Funds on its DR Plans. BNY Mellon’s DR Plans shall be tested no less than annually. BNY Mellon agrees to maintain a log of all business continuity events and report material business continuity events affecting the services hereunder to the Funds or their designee upon BNY Mellon becoming aware of any such event, as well as steps proposed in order to minimize any interruption to its services under the Agreement. In the event of a material business disruption associated with the services outlined in the Agreement, BNY Mellon agrees to cooperate with the Funds or their designee in responding to, resolving, and/or recovering from the disruption. The occurrence of a force majeure event will not relieve BNY Mellon of its obligation to implement the DR Plans and to provide the disaster recovery services contained therein. In the event of a service disruption, once normal service has been restored, BNY Mellon will promptly complete a root cause analysis report and email it to the Funds or their designee. The report will include the cause of disruption, details of how the disruption was resolved, and follow-up actions BNY Mellon will implement to ensure the disruption does not re-occur.

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the Investment Adviser, appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for each Fund:

•	Journalize investment, capital share and income and expense activities;

•	Maintain individual ledgers for investment securities;

•	Maintain historical tax lots for each security;

•

Reconcile cash and investment balances of each Fund with the Fund’s custodian and provide a Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

•	Calculate various contractual expenses;

•	Calculate capital gains and losses;

•	Calculate daily distribution rate per share;

•	Determine net income;

•

Obtain security market quotes and currency exchange rates from pricing services approved by a Fund’s investment adviser (including facilitating pricing challenges and periodically providing secondary price reports), or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of each Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself;

•

Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials and its current valuation policy (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

•	Transmit or make available a copy of the daily portfolio valuation to a Fund’s investment adviser;

•	Calculate yields, SEC yields, and portfolio average dollar-weighted maturity as applicable; and

•	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund:

•	Financial Statement Preparation & Review

•	Prepare the Fund’s annual and semi-annual shareholder reports[1] for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare the Fund’s quarterly schedule of portfolio holdings[1] for inclusion in Form N-Q;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar;

•	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2; and

•	Prepare and coordinate the filing of the Fund’s monthly website files and Form N-MFP, as applicable to money market funds.

•	Modernization Reporting Services

•

BNY Mellon shall provide the Modernization Reporting Services set forth in this section to the Funds following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

•

FORM N-PORT. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

•	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every applicable successive reporting period for Form N-PORT.

•

FORM N-CEN. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•

The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

•

Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

•

Liquidity Rule Analysis. BNY Mellon shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

[1]	Requires “Typesetting Services” as described herein.

•

The analysis provided by BNY Mellon is subject to and dependent upon the Fund providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Fund is solely responsible for the adoption, adequacy and effectiveness of the Fund’s liquidity risk management program.

•

So long as it acts in accordance with the Standard of Care, BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

•

The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY Mellon timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare the affected report and to file the affected report. BNY Mellon is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

•	For such time as this section remains in effect, BNY Mellon shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

•	Typesetting Services

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•

Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•

Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•

Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

•	front/back cover;

•	table of contents;

•	shareholder letter;

•	Management Discussion and Analysis commentary;

•	sector weighting graphs/tables;

•	disclosure of Fund expenses;

•	schedules of investments;

•	statement of net assets;

•	statements of assets and liabilities;

•	statements of operation;

•	statements of changes;

•	statements of cash flows;

•	financial highlights;

•	notes to financial statements;

•	report of independent registered public accounting firm;

•	tax information; and

•	additional Fund information as mutually agreed in writing between BNY Mellon and a Fund.

•

Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of a Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

•	Money Market Fund Services

•	Prepare, on a monthly basis, Form N-MFP, subject to BNY Mellon’s timely receipt of all necessary information related thereto;

•

Prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act for public website disclosure, subject to BNY Mellon’s timely receipt of all necessary information related thereto;

•	File Form N-MFP with the SEC; and

•	Provide the electronic file of the portfolio holdings information to the Fund or, at the Fund’s written direction, to an identified third party.

•

Neither BNY Mellon nor the Vendor, in connection with a particular Money Market Fund Services report, will: (i) access, post reports to or perform any service on a Fund’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by BNY Mellon in advance.

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The applicable Fund acknowledges that it shall be responsible for the retention of any Money Market Fund Services reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

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Unless mutually agreed in writing between BNY Mellon and a Fund, BNY Mellon will use the same layout and format for every successive reporting period for the Money Market Fund Services reports. At the request of a Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, customize Money Market Fund Services reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

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BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by a Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for each Fund.

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BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Tax Services with respect to the master/feeder fund structures (if applicable):

•	Partnership Tax provisions through analysis of portfolio transactions to calculate taxable income;

•	Provide daily allocations;

•	Provide excise tax support for RIC investors requiring taxable income estimates;

•	Provide agreed upon information for required tax disclosures to investors; and

•	Coordinate tax reporting for investors in the structure such as Schedule K-1s.

•	Other Tax Services

•	Calculate and report wash sale deferrals with respect to transactions for the Fund based upon an agreed upon schedule with BNY Mellon;

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Uncertain Tax Positions

•	Documentation of all material tax positions taken by a Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

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Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to the applicable Fund detailing such items.

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The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a) The Fund shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions services. The Fund’s independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b) Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY Mellon shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, and (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

•	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Fund that any U.S. tax advice contained in any communication from BNY Mellon to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

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In accordance with Instructions received from a Fund, and subject to portfolio limitations as provided by such Fund to BNY Mellon in writing from time to time, monitor such Fund’s compliance, on a post-trade basis, with such portfolio limitations (including without limitation requirements under the 1940 Act and rules thereunder and the IRC), provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance or receives necessary data from the Fund or other sources utilized by BNY Mellon in the normal course of its business. Such post-trade compliance testing shall be conducted on a daily basis using automated or, if necessary, manual means; if BNY Mellon detects a possible non-compliance with portfolio limitations applicable to a Fund, it shall promptly notify the Fund thereof;

•	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

•	Establish appropriate expense accruals and compute expense ratios, maintain expense files (including with respect to overdraft charges reporting) and coordinate the payment of Fund approved invoices;

•	Calculate Fund approved income and per share amounts required for periodic (monthly, quarterly, or annual) distributions to be made by the applicable Fund;

•	Calculate total return information;

•	Calculate loan and preferred share limits and Fitch ratings pursuant to the testing template provided by the Fund to BNY Mellon for closed-end funds (if required);

•	Coordinate a Fund’s annual audit;

•	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis, which may include foreign withholding reclaim reporting; and

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If the chief executive officer or chief financial officer of a Fund is required to provide a certification as part of the Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub- certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement with respect to the applicable Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

•	Prepare such distribution calculations and related financial information as may be required to support any required Section 19(a) notices or income or capital gain distribution press releases;

•	Prepare such financial information and reports as may be reasonably required by any banks from which the Fund borrow funds;

•	Daily asset coverage testing and exception reporting for indebtedness leverage within the Fund as required and defined by the 1940 Act.

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Prepare and furnish yield and total return performance information for the Fund, including any information on an after-tax basis if applicable, based on market value in addition to Net Asset Value, for closed-end funds (if required);

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Provide such financial information and reports, provided the same are maintained by BNY Mellon in the normal course of business, as may be required by any stock exchange on which the Funds’ shares are listed for closed-end funds (if required);

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Prepare and disseminate such mutually agreed upon financial information as required by the Fund’s preferred shares auction agent information, including information related to the tax character of distributions to preferred shareholders, for closed-end funds (if required); and

•	Prepare such financial information and reports as may be required for implementation of any share purchase or dividend reinvestment programs as mutually agreed upon for closed-end funds (if required).

•	38a-1 Compliance Support Services

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Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.